TRACEGUARD ACQUIRES ITL OPTRONICS SUBSIDIARY
                           LASER DETECT SYSTEMS (LDS)


New York, NY (June 20th, 2006) TraceGuard Technologies Inc. (OTCBB: TCGD.OB), a developer of innovative security technologies and solutions, today announced that it had executed a non binding Letter of Intent with ITL Optronics, to acquire Laser Detect Systems (LDS) Ltd, a developer of long distance, remote sensing, laser based trace detection solutions.


LDS was incorporated as a subsidiary of ITL Optronics in 2004 and has developed and commercialized a number of applications of a spectroscope laser that detects explosives used by suicide bombers, as well as explosives in booby traps and remote controlled bombs. In conjunction with Israel's Ministries of Defense and of Internal Security, LDS has been developing military applications of the system. The Company also develops laser mineral-identification systems, and is exploring ways of using its technology in medical diagnostic, food quality control and other industrial applications.

The consummation of the acquisition is conditional upon the performance of a due diligence review to the satisfactory of the parties, which is anticipated be performed until September 2006, the receipt of any and all approvals required by law, including the approvals of the respective Board of Directors and shareholders of the parties (to the extent required) and the execution of definitive agreements. Pursuant to the Letter of Intent, TraceGuard shall issue to ITL Optronics shares and grant ITL Optronics options for the purchase of shares in a manner that following the consummation of the transaction (if such options are exercised in full), ITL Optronics shall hold approximately 22% of the issued share capital of TraceGuard at the date of the Letter of Intent. In addition, subject to LDS meeting certain milestones related to the performance of LDS, ITL Optronics shall be issued additional shares and options of TraceGuard which represent as at the date of the Letter of Intent approximately 47% of the issued share capital of TraceGuard. The aforesaid holdings were calculated based on the issued share capital of TraceGuard as at the date of this Letter of Intent and are subject to dilution as a result of future issuances (to the extent executed).

Dr. Ehud Ganani, TraceGuard Chairman and Chief Executive Officer stated: "There are clear synergies to be gained by the acquisition of LDS by TraceGuard and their affiliation. TraceGuard has developed proprietary solutions in the field of trace extraction and collection and LDS has developed proprietary solutions in the field of hazardous materials detection. This transaction, which we anticipate to become definitive by mid September 2006 and to close by mid November 2006, is part of our recently announced intention of furthering our growth strategy through acquisitions, and will enable TraceGuard to offer the market a much wider spectrum of solutions".

Mr. Eli Venezia, ITL Optronics chief executive officer said: "We are very excited by the opportunities that this transaction offers. By working under the umbrella of a company that specializes in the same field of explosive detection solutions, I am certain that the LDS team will have great scope for further developing our areas of expertise. The fact that both companies are working on commercial as well as on military applications is another reason to be confident of the success of this acquisition."

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Prior to the  recent  transaction,  LDS was a  subsidiary  of ITL  Optronics,  a company that has been active in the electro-optics field for more than 30 years, whose shares are traded on the Tel Aviv Stock Exchange (TASE.) Under the terms of the Letter of Intent LDS will become a wholly owned subsidiary of TraceGuard,. Based on LDS actual sales performance and other results-based factors, and structured as a share swap exchange.

TraceGuard recently opened its new research and development facility in Petach Tikva, Israel. The Company is in the advanced stages of developing its CarrySafe system which is designed to be compatible with HBS (Hold Baggage Screening) and airport security standards. At the core of the CarrySafe system is TraceGuard's patent-pending automated non-invasive trace extraction and collection method used in the detection of explosives in suspect carry-on luggage.

ABOUT TRACEGUARD
TraceGuard seeks to materialize and commercialize its innovative technology in the expanding market of explosive trace extraction and collection systems. The company plans to become a leading supplier of the core collection module and other products to major players in the transportation security industry. TraceGuard is a US publicly-traded company with headquarters in New York City and a sales and marketing office in Arlington, VA. For additional information, please visit www.traceguard.net.


"Included in this release are certain "forward-looking" statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, including uncertainties relating to global political conditions, such as terrorism. Information with respect to important factors that should be considered is contained in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law. "


PRESS CONTACT:  BELINDA BANKS S&S PUBLIC  RELATIONS,  BELINDA@SSPR.COM,  908 685
2300